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                        THE CHARLES SCHWAB CORPORATION

                          Medium-Term Notes, Series A

                   Due More than 9 Months from Date of Issue

                              AMENDMENT NO. 1 TO
                            DISTRIBUTION AGREEMENT
                             DATED AUGUST 3, 1993



                                                                  April 14, 1994



Morgan Stanley & Co. Incorporated
1251 Avenue of the Americas
New York, New York  10020

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated
World Financial Center
North Tower
New York, New York  10281-1310

Charles Schwab & Co., Inc.
101 Montgomery Street
San Francisco, California  94104

Dear Ladies/Gentlemen:

          Pursuant to Section 12 of the Distribution Agreement dated August 3, 1993 among The Charles Schwab Corporation (the "Company") and Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Charles Schwab & Co., Inc. (collectively, the "Agents"), and notwithstanding anything in the Distribution Agreement to the contrary, the Company and the Agents agree as follows:

          1. Aggregate Amount Issuable. As used in the Distribution Agreement, the term "Notes" shall mean, at any time, such aggregate initial public offering price of the Company's Medium-Term Notes, Series A, as at such time (a) has been duly authorized for issuance and sale by the Board of Directors of the Company and (b) is covered by one or more registration statements that have become effective
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under the Securities Act. Notwithstanding the first sentence of the Distribution
Agreement, the agreement among the Company and the Agents with respect to the issue and sale from time to time by the Company of its Medium-Term Notes, Series A, pursuant to the Distribution Agreement shall relate to such aggregate initial public offering price of Notes referred to in the immediately preceding sentence.

          2. Certain Terms Defined. The first and second sentences of the third paragraph of the Distribution Agreement shall be amended and restated in their entirety to read as follows:

          The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement, including a prospectus, and may in the future file one or more additional registration statements, in each case including a prospectus, relating to the Notes. The term "Registration Statement," as used herein, means, at any time, such of the foregoing registration statements, including the exhibits thereto, as are being used to offer Notes at such time.

          3. Counsel for the Company. All references in the Distribution Agreement to the term "Howard, Rice, Nemerovski, Canady, Robertson & Falk" shall be changed to "Howard, Rice, Nemerovski, Canady, Robertson, Falk & Rabkin".

          4.  Conditions to the Obligations of the Agents.

          (a) Clause (3) of Section 4(b)(i)(E) of the Distribution Agreement shall be amended and restated in its entirety to read as follows:

          (3) any of the Revolving Subordinated Loan Agreement as of September 29, 1988, between the Company and Schwab; the Credit Agreement dated as of August 30, 1991, between the Company and the Banks listed therein; the Credit Agreement dated as of March 31, 1992, between the Company and Certain Commercial Lending Institutions, as Lenders, and Continental Bank, N.A., as Agent for the Lenders; the Credit Agreement dated as of August 28, 1992, between the Company and the banks listed therein; or to the best knowledge of such counsel, after

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     reasonable investigation, any other instrument or agreement binding upon the Company or any subsidiary evidencing or related to indebtedness for borrowed money, except such instruments and other agreements relating to capitalized lease obligations and installment purchase agreements for the acquisition of fixed assets, indebtedness pursuant to which does not in the aggregate exceed $5 million, or

     (b) Section 4(b)(i)(F) of the Distribution Agreement shall be amended and restated in its entirety to read as follows:

          (F) the statements (1) in the Prospectus, as then amended or supplemented, under the captions "Description of Notes" (in the Prospectus Supplement), "Description of Debt Securities" (in the Basic Prospectus), "Plan of Distribution" (in the Prospectus Supplement and in the Basic Prospectus) and (2) in the Registration Statement, as then amended or supplemented, under Item 15, in each case insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize the matters referred to therein;

     (c) Section 4(b)(ii)(D) of the Distribution Agreement shall be amended and restated in its entirety to read as follows:

          (D) the statements (1) in "Item 3--Legal Proceedings" of the Company's most recent annual report on Form 10-K incorporated by reference in the Prospectus, as then amended or supplemented, (2) in "Item 1--Legal Proceedings" of Part II of the Company's quarterly reports on Form 10-Q, if any, filed since such annual report and (3) under the caption "Employment Agreement and Name Assignment" in the Company's Proxy Statement for its Annual Meeting of Stockholders immediately succeeding

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           the filing of the Company's most recent annual report on Form 10-K incorporated by reference in the Prospectus, in each case insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize the matters referred to therein;

    5. Additional Agreements of the Company. For purposes of Section 5 of the Distribution Agreement, the filing of a new registration statement relating to the Notes shall be treated as an amendment of or supplement to the prior Registration Statement.

    6. Counterparts. This Amendment No. 1 to the Distribution Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    7. Governing Law. This Amendment No. 1 to the Distribution Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

    Terms used herein but not otherwise defined are used herein as defined in the Distribution Agreement.

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    If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and each of you.

                                      Very truly yours,


                                      THE CHARLES SCHWAB CORPORATION



                                      By /s/ Christopher V. Dodds
                                         ------------------------
                                         Title: SVP - Treasurer

The foregoing Amendment No. 1 to
the Distribution Agreement is
hereby confirmed and accepted
as of the date first above written.

MORGAN STANLEY & CO. INCORPORATED


By /s/ Richard W. Swift
   ------------------------
   Title: Managing Director


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated


By /s/ Scott G. Primrose
   ---------------------------
   Title: Authorized Signatory


CHARLES SCHWAB & CO., INC.


By /s/ Evelyn Dilsaver
   ---------------------------
   Title: SVP - Controller